Exhibit 99.1
XL Capital Ltd
XL House
One Bermudiana Road
P. O. Box HM 2245
Hamilton HM JX
Bermuda
Phone: (441) 292-8515
Fax: (441) 292-5280

Contact: David Radulski Investor Relations (441) 294-7460	Roger R. Scotton Media Contact (441) 294-7166

XL CAPITAL REPORTS RECORD FIRST QUARTER 2006 NET INCOME OF $458.5 MILLION,

RESULTING IN $2.56 PER ORDINARY SHARE

Highlights

•	Record net income excluding net realized gains and losses of $405.5 million, resulting in earnings of $2.26 per ordinary share
•	Combined ratio was 89.6%
•	Net investment income increased 50% to $463.7 million
•	Record net income from investment affiliates was $106.4 million
•	Contribution from financial operations was $64.5 million
•	Cash flow from operations was $555.0 million
•	Annualized return on ordinary shareholders’ equity, based on net income excluding net realized gains and losses , was 20.4%

HAMILTON, BERMUDA, April 25, 2006 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended March 31, 2006 of $458.5 million, or $2.56 per ordinary share, compared with net income of $442.9 million, or $3.18 per ordinary share, for the quarter ended March 31, 2005.  Net income excluding net realized gains and losses1 for the first quarter of 2006 was $405.5 million, or $2.26 per ordinary share, compared with $346.5 million, or $2.49 per ordinary share, for the prior year period.
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1  Defined as “net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax” herein referred to as “net income excluding net realized gains and losses”. Net income excluding net realized gains and losses is a non-GAAP measure. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of net income/loss excluding net realized gains and losses to net income available to ordinary shareholders.

Commenting on these results, President and Chief Executive Officer Brian M. O’Hara said: “As we enter our twentieth year, I am pleased to report record earnings for the quarter with solid results in each of our business segments, as well as very strong investment returns. Our lower P&C net premiums written is principally reflective of our previously announced corporate-wide risk management initiatives to maximize risk-adjusted returns and the concentration in the first quarter of European renewals that were impacted by lower property rates and foreign exchange movements. I believe we will see continuing robust P&C market conditions and returns as renewals proceed through the remainder of the year.”

FIRST QUARTER 2006 SEGMENT HIGHLIGHTS (comparisons are to the prior year quarter, unless otherwise noted):

Insurance General Operations

Underwriting profit for the quarter ended March 31, 2006 was $64.7 million compared with $82.0 million in the prior year period.

•
Gross and net premiums written decreased 7.1% and 9.9%, respectively as a result of a decrease in European property rates, unfavorable foreign exchange movements, lower multi-year premiums and ongoing risk management initiatives.

•	Net premiums earned decreased 4.7% primarily due to the lower net premium written.
•	The combined ratio was 91.5% in both quarters.

Reinsurance General Operations

Underwriting profit for the quarter ended March 31, 2006 was $84.9 million compared with $93.4 million for the prior year period.

•	Gross and net premiums written were down 12.5% and 17.8%, respectively primarily due to ongoing risk management initiatives and selective treaty cancellations.
•	Net premiums earned were down 7.1% reflecting the effects of lower net premiums written over the previous twenty four months.
•	The combined ratio was 86.6% compared with 86.9% in the prior year period.

Reinsurance Life and Annuity Operations

Gross premiums written were $99.6 million, up 9.5%. Net income was $14.1 million, an increase from $5.0 million in the prior year period in part due to higher net investment income from an increase in the asset base.

Financial Products and Services Operations

Total contribution for the segment was $64.5 million, a decrease of $13.2 million from the prior year period. Strong performances in net premiums earned, net spread income on structured products, and a net gain on derivatives were offset by a loss reserve on a structured finance transaction and a decrease in fee and other income. The $18.9 million net gain on derivatives was largely the result of realized gains in the weather and energy portfolio.

Investment Operations

Net investment income from general operations increased 52.6% from the prior year period to $262.4 million due to a higher investment asset base and a rise in average yields. Net income from investment affiliates was $106.4 million in the first quarter of 2006 compared with $70.5 million in the first quarter of 2005 due to strong performance on the alternative and private equity portfolios.

Net realized gains on investments were $22.8 million in the quarter, compared with $60.7 million in the prior year period. Net unrealized gains on investments, net of tax, were $103.7 million at March 31, 2006 compared with $555.0 million at December 31, 2005. This reduction of $399.2 million primarily reflected a rise in U.S., United Kingdom and Euro-Zone interest rates during the quarter.

Corporate Items

Total operating expenses were $261.6 million in the quarter, up from $247.2 million in the prior year period. Cash flow from operations was $539.2 million, up from $270.6 million in the prior year period.

# # #

The Company will host a conference call to discuss its first quarter 2006 results on Wednesday, April 26, 2006 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (706) 679-0474, password 042606. The webcast will be available on XL’s website located at www.xlcapital.com and will be archived on this site from approximately 1:00 p.m. Eastern time on April 26, 2006 through midnight Eastern time on May 26, 2006. A slide presentation accompanying the Company’s discussion of its first quarter results will also be available on the Company’s website located at www.xlcapital.com beginning approximately 15 minutes before the commencement of the conference call.

A telephone replay of the conference call will be available beginning at approximately 11:00 a.m. Eastern time on April 26, 2006 until 11:00 p.m. Eastern time on May 26, 2006 by dialing (800) 642-1687 or (706) 645-9291, Conference ID #7311747. An unaudited financial supplement relating to the Company’s first quarter 2006 results is available on its website located at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of March 31, 2006, XL Capital Ltd had consolidated assets of approximately $58.8 billion and consolidated shareholders’ equity of approximately $8.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) changes in the size of XL’s claims relating to hurricane and other catastrophe losses in 2005; (b) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets; (e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD SUMMARY CONSOLIDATED FINANCIAL DATA (U.S. dollars in thousands)
	Three Months Ended March 31 (Unaudited)
Income Statement Data	2006	2005

Revenues:
Gross premiums written:
- general operations - life and annuity operations - financial operations	$3,041,378 99,642 101,493	$3,371,977 91,009 60,947

Net premiums written:
- general operations - life and annuity operations - financial operations	2,442,164 90,468 96,306	2,848,020 81,256 52,629

Net premiums earned:
- general operations - life and annuity operations - financial operations	1,666,424 90,665 61,460	1,766,269 81,471 51,695
Net investment income	463,742	308,205
Net realized gains on investments	22,765	60,671
Net realized and unrealized gains on derivates	48,851	45,178
Net income from investment affiliates	106,393	70,512
Fee income and other	12,962	17,160
Total revenues	$2,473,262	$2,401,161
Expenses:
Net losses and loss expenses incurred	$1,097,124	$1,143,061
Claims and policy benefits	142,880	125,627
Acquisition costs	267,087	294,394
Operating expenses	261,561	247,156
Exchange losses	30,749	10,922
Interest expense	127,869	88,286
Amortization of intangible assets	1,095	2,763
Total expenses	$1,928,365	$1,912,239

Net income before minority interest, income tax and net income from operating affiliates	$544,897	$488,922

Minority interest in net income of subsidiary	2,258	2,275
Income tax	66,636	52,874
Net (income) from operating affiliates	7,420	(19,252)

Net income	$468,583	$453,025
Preference share dividends	(10,080)	(10,080)
Net income available to ordinary shareholders	$458,503	$442,945

XL CAPITAL LTD SUMMARY CONSOLIDATED FINANCIAL DATA (Shares in thousands, except per share amounts)
	Three Months Ended March 31 (Unaudited)
Income Statement Data (continued):	2006	2005

Weighted average number of ordinary shares and ordinary share equivalents:
Basic	178,424	138,035
Diluted	179,158	139,147

Per Share Date:
Net income available to ordinary shareholders	$2.56	$3.18

Ratios - General insurance and reinsurance operations
Loss ratio	63.9%	64.3%
Expense ratio	25.7%	25.4%

Combined ratio	89.6%	89.7%

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data:	As at March 31, 2006	As at December 31, 2005
	(Unaudited)

Total investments available for sale	$36,771,993	$35,724,439
Net payable for investments purchased	269,167	639,034
Cash and cash equivalents	2,262,824	3,693,475
Investments in affiliates	1,887,228	2,046,721
Unpaid losses and loss expenses recoverable	6,322,630	6,441,522
Total assets	58,755,819	58,454,901
Unpaid losses and loss expenses	23,733,585	23,767,672
Deposit liabilities	7,987,272	8,240,987
Future policy benefit reserves	5,674,221	5,606,461
Unearned premiums	6,392,319	5,388,996
Notes payable and debt	3,367,646	3,412,698
Total shareholders’ equity	8,490,580	8,471,811
Book value per ordinary share	$44.23	$44.31

XL CAPITAL LTD

RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity for the three months ended March 31, 2006 and 2005 (U.S. dollars in millions, except per share amounts):

	Three Months Ended March 31 (Unaudited)
	2006	2005

Net income available to ordinary shareholders	$458.5	$442.9
Net realized (gains) on investments, net of tax	(25.3)	(57.7)
Net realized and unrealized losses (gains) on investment derivatives, net of tax	(29.6)	(28.8)
Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	1.9	(9.9)
Net income excluding net realized gains and losses (Note 1)	$405.5	$346.5
Per ordinary share results:
Net income available to ordinary shareholders	$2.56	$3.18
Net income excluding net realized gains and losses (Note 1)	$2.26	$2.49
Weighted average ordinary shares outstanding:
Basic	178,424	138,035
Diluted	179,158	139,147
Return on Ordinary Shareholders’ Equity:
Average ordinary shareholders’ equity	$7,963.7	$7,259.4
Net income excluding net realized gains and losses (Note 1)	$405.5	$346.5
Annualized net income excluding net realized gains and losses (Note 1)	$1,622.1	$1,386.0
Annualized Return on Ordinary Shareholders’ Equity - Net income excluding net realized gains and losses (Note 1)	20.4%	19.1%

Note 1: Defined as “net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax”.

Comment on Regulation G

This press release contains the presentation of (i) ‘net (loss) income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ and (ii) annualized return on ordinary shareholders’ equity (based on net income minus the Exclusions) to average ordinary shareholders’ equity. These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This presentation includes the use of ‘net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because XL generally holds its financial guarantee contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL’s financial guarantee operations. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies who follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”), excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder’s equity. The Company establishes target ROE’s for its total operations, segments and lines of business. If the Company’s ROE return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is significantly dependant on the achievement of the Company’s performance goals to enhance shareholder value which include ROE.